Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our report dated April 14, 2009 (except for the effects on the consolidated financial statements of (i) the retrospective application of ASC 470-20- to all periods presented, (ii) the restatement, and (iii) the discontinued operations, all described in Note 1, as to which the date is September 25, 2009, October 29, 2009, and March 31, 2010, respectively), with respect to the 2008 consolidated financial statements of Ambassadors International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009.
1.	Registration Statement (Form S-8 No. 333-13405) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

2.	Registration Statement (Form S-8 No. 333-81023) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

3.	Registration Statement (Form S-8 No. 333-104280) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

4.	Registration Statement (Form S-8 No. 333-129404) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

5.	Registration Statement (Form S-8 No. 333-143958) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

6.	Registration Statement (Form S-3/A No. 333-144999) of Ambassadors International, Inc. pertaining to the registration of 1,734,002 shares of common stock to be issued upon conversion of the 3.75% Convertible Notes due 2027.

/s/ ERNST & YOUNG

Irvine, California
March 31, 2010